Exhibit 10(g)(iii)

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

Dated as of December 20, 2007,

among

SOUTH JERSEY INDUSTRIES, INC.,
as Borrower

and

THE SEVERAL LENDERS FROM
TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS.................................................................................................................................................................................................		1
SECTION 1.01	Certain Defined Terms...................................................................................................................................	1
SECTION 1.02	Computation of Time Periods.......................................................................................................................	12
SECTION 1.03	Accounting Terms...........................................................................................................................................	12
SECTION 1.04	Internal References.........................................................................................................................................	12

ARTICLE II CERTAIN ADMINISTRATIVE MATTERS.............................................................................................................................................		13
SECTION 2.01	[Reserved]........................................................................................................................................................	13
SECTION 2.02	[Reserved]........................................................................................................................................................	13
SECTION 2.03	[Reserved]........................................................................................................................................................	13
SECTION 2.04	[Reserved]........................................................................................................................................................	13
SECTION 2.05	[Reserved]........................................................................................................................................................	13
SECTION 2.06	[Reserved]........................................................................................................................................................	13
SECTION 2.07	[Reserved]........................................................................................................................................................	13
SECTION 2.08	[Reserved]........................................................................................................................................................	13
SECTION 2.09	[Reserved]........................................................................................................................................................	13
SECTION 2.10	Payments..........................................................................................................................................................	13
SECTION 2.11	[Reserved]........................................................................................................................................................	13
SECTION 2.12	[Reserved]........................................................................................................................................................	13
SECTION 2.13	[Reserved]........................................................................................................................................................	13
SECTION 2.14	Increased Costs...............................................................................................................................................	13
SECTION 2.15	[Reserved]........................................................................................................................................................	14
SECTION 2.16	Nature of Obligations of Lenders Regarding the Letter of Credit; Assumption by the Administrative Agent.....................................................................................................................................	14
SECTION 2.17	Net of Taxes, Etc..............................................................................................................................................	15
SECTION 2.18	[Reserved]........................................................................................................................................................	16
SECTION 2.19	[Reserved]........................................................................................................................................................	16
SECTION 2.20	[Reserved]........................................................................................................................................................	16

ARTICLE III LETTER OF CREDIT FACILITY...............................................................................................................................................................		17
SECTION 3.01	L/C Commitment.............................................................................................................................................	17
SECTION 3.02	Application; Letter of Credit........................................................................................................................	17
SECTION 3.03	Commissions and Other Charges.................................................................................................................	18
SECTION 3.04	L/C Participations..........................................................................................................................................	18
SECTION 3.05	Reimbursement Obligation of the Borrower..............................................................................................	19
SECTION 3.06	Obligations Absolute.....................................................................................................................................	20

ARTICLE IV CONDITIONS PRECEDENT......................................................................................................................................................................		21
SECTION 4.01	Conditions Precedent to the Execution and Delivery of this Agreement.............................................	21
SECTION 4.02	[Reserved]........................................................................................................................................................	23
SECTION 4.03	[Reserved]........................................................................................................................................................	23

i

SECTION 4.04	Reliance on Certificates................................................................................................................................	23

ARTICLE V REPRESENTATIONS AND WARRANTIES...........................................................................................................................................		24
SECTION 5.01	Representations and Warranties of the Borrower....................................................................................	24

ARTICLE VI COVENANTS OF THE COMPANY.........................................................................................................................................................		28
SECTION 6.01	Affirmative Covenants....................................................................................................................................	28
SECTION 6.02	Negative Covenants.......................................................................................................................................	30
SECTION 6.03	Reporting Requirements................................................................................................................................	31
SECTION 6.04	Financial Covenants.....................................................................................................................................	33

ARTICLE VII EVENTS OF DEFAULT............................................................................................................................................................................		34
SECTION 7.01	Events of Default.............................................................................................................................................	34
SECTION 7.02	Upon an Event of Default..............................................................................................................................	35
SECTION 7.03	Rights and Remedies Cumulative; Non-Waiver; Etc................................................................................	36

ARTICLE VIII RESERVED.................................................................................................................................................................................................		37

ARTICLE IX THE ADMINISTRATIVE AGENT...........................................................................................................................................................		38
SECTION 9.01	Appointment....................................................................................................................................................	38
SECTION 9.02	Delegation of Duties......................................................................................................................................	38
SECTION 9.03	Exculpatory Provisions.................................................................................................................................	38
SECTION 9.04	Reliance by Administrative Agent...............................................................................................................	39
SECTION 9.05	Notice of Default.............................................................................................................................................	39
SECTION 9.06	Non Reliance on Administrative Agent and Other Lenders...................................................................	39
SECTION 9.07	Indemnification...............................................................................................................................................	40
SECTION 9.08	Administrative Agent in Its Individual Capacity......................................................................................	40
SECTION 9.09	Successor Administrative Agent...................................................................................................................	40
SECTION 9.10	Issuing Lender.................................................................................................................................................	41
SECTION 9.11	Notices; Actions Under Loan Documents..................................................................................................	41

ARTICLE X MISCELLANEOUS......................................................................................................................................................................................		42
SECTION 10.01	Amendments, Etc.............................................................................................................................................	42
SECTION 10.02	Notices, Etc......................................................................................................................................................	42
SECTION 10.03	No Waiver; Remedies......................................................................................................................................	44
SECTION 10.04	Set off.................................................................................................................................................................	44
SECTION 10.05	Indemnification...............................................................................................................................................	45
SECTION 10.06	Liability of the Lenders..................................................................................................................................	45
SECTION 10.07	Costs, Expenses and Taxes............................................................................................................................	46
SECTION 10.08	Binding Effect..................................................................................................................................................	47
SECTION 10.09	Assignments and Participation....................................................................................................................	47
SECTION 10.10	Severability......................................................................................................................................................	49
SECTION 10.11	Governing Law................................................................................................................................................	49

ii

SECTION 10.12	Headings..........................................................................................................................................................	50
SECTION 10.13	Submission To Jurisdiction; Waivers.........................................................................................................	50
SECTION 10.14	Acknowledgments..........................................................................................................................................	50
SECTION 10.15	Waivers of Jury Trial......................................................................................................................................	51
SECTION 10.16	Confidentiality................................................................................................................................................	51
SECTION 10.17	Patriot Act.......................................................................................................................................................	52
SECTION 10.18	Execution in Counterparts...........................................................................................................................	52

EXHIBITS

Exhibit A	Form of Opinion of Counsel to the Borrower
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Compliance Certificate

SCHEDULES

Schedule I	Lenders, Applicable Lending Offices, Commitments and Initial Commitment Percentages
Schedule II	Ownership
Schedule III	Letter of Credit

iii

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

This LETTER OF CREDIT REIMBURSEMENT AGREEMENT (as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time, this “Agreement”) dated as of December 20, 2007, among SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (each a “Lender” and collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., a national banking association organized and existing under the laws of the United States of America (“JPMCB”), as administrative agent for the Lenders hereunder (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that JPMCB, as Issuing Lender, issue and that the Lenders participate in the Letter of Credit; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth in this Agreement, to extend credit under this Agreement as more particularly hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01     Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning assigned to that term in the preamble hereto.

“AML and Anti-Terrorist Acts” has the meaning assigned to that term in Section 6.01(m).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Letter of Credit Reimbursement Agreement, as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi–judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as such opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means the rate per annum equal to 0.55%.

“Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue the Letter of Credit.

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 10.09 in the form attached hereto as Exhibit B.

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the Prime Rate in effect on such day; and (ii) 1/2 of one percent per annum above the Federal Funds Rate in effect from time to time.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Benefited Lender” has the meaning assigned to that term in Section 10.04(b).

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease” means any lease which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP, consistently applied.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.

“Change in Control” means the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20% of the Borrower’s then outstanding common stock either (x) acquires shares of common stock of the Borrower in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of the Borrower, or (y) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Borrower or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of the Borrower; or (ii) 20% or more of the directors of the board of directors of the Borrower fail to consist of Continuing Directors.

“Closing Date” means December 20, 2007.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means (i) with respect to the Lenders, the aggregate amount of the Commitments of the Lenders as set forth on Schedule I, and (ii) with respect to a Lender, the amount of the Commitment of such Lender as set forth on Schedule I, as such amounts may be modified in accordance with Section 10.09.

“Commitments” means the total of the Lenders’ Commitments.

“Commitment Percentage” means for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which are the Commitments of all of the Lenders at such time.  The initial Commitment Percentage of each Lender is set out on Schedule I.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” means, when used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

 “Consolidated Total Capitalization” means the sum of (i) Indebtedness of the Borrower and its Consolidated Subsidiaries, plus (ii) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Consolidated Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Default” means any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a per annum rate equal to 2% greater than the Base Rate.

“Disclosure Documents” means the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and any Current Report on Form 8-K delivered to the Lenders at least three (3) Business Days prior to the date of this Agreement.

“Dollar” or “$” means dollars in lawful currency of the United States of America.

“Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized or licensed under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (d) a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) an Affiliate or Subsidiary of a Lender (whether as an original party to this Agreement or as the assignee of another Lender) hereunder that does not otherwise qualify as an Eligible Assignee provided such Lender continues to be obligated under this Agreement, (f) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (g) any other Person that has been approved in writing as an Eligible Assignee by the Administrative Agent and, if no Default or Event of Default exists and is continuing, by the Borrower.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person which for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 404l(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which results in a lien pursuant to Section 302(f) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan by the PBGC.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Existing Credit Facility” means that certain Five-Year Revolving Credit Agreement, dated as of August 22, 2006, among the Borrower, the lenders referred to therein and Wachovia Bank, National Association, as administrative agent (as such agreement has been amended or supplemented from time to time).

 “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Lender of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Consolidated Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Consolidated Subsidiaries.

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Loan Document or have a material adverse effect on the transactions contemplated by this Agreement or any other Loan Document.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any petrochemical or petroleum products, any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as so defined and regulated by any Federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), and the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), and the regulations adopted and publications promulgated pursuant thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Indebtedness” means, for any Person, all obligations of such Person which in accordance with GAAP should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities, (vi) obligations under Hedging Obligations, (vii) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit, (viii) indebtedness of the type referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.For the avoidance of doubt and notwithstanding anything to the contrary set forth above, Permitted Hedging Obligations and Capital Stock, including Capital Stock having a preferred interest, shall not constitute Indebtedness for purposes of this Agreement.

“Information” has the meaning assigned to that term in Section 10.16(b).

“ISP 98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means JPMCB, in its capacity as issuer of the Letter of Credit, or any successor thereto.

“JPMCB” has the meaning assigned to that term in the preamble hereto.

 “L/C Commitment” means the aggregate amount of all Commitments under this Agreement.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the Letter of Credit and (b) the aggregate amount of drawings under the Letter of Credit which have not then been reimbursed pursuant to Section 3.05.

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.

“Lenders” has the meaning assigned to that term in the preamble hereto, and, in each case, includes their respective successors and permitted assigns.

“Letter of Credit” that certain letter of credit issued on the Closing Date in the original face amount of $30,690,411.00, in substantially the form of Schedule III attached hereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Application and any other document evidencing, relating to or securing any L/C Obligation, and any other document or instrument delivered from time to time in connection with this Agreement or the Letter of Credit, as such documents and instruments may be amended or supplemented from time to time.

“Marina” means Marina Energy LLC, a New Jersey limited liability company.

“Material Adverse Change” means (a) a materially adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of (i) the Borrower or (ii) the Borrower and its Subsidiaries, taken as a whole, (b) any material impairment of the ability of the Borrower to perform any of its Obligations under this Agreement, any other Loan Document or (c) any material impairment of the rights of, or benefits available to, the Administrative Agent, the Issuing Lender or the Lenders under this Agreement, any other Loan Document.

 “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the L/C Obligations, (b) all payment and other obligations owing by the Borrower to any Lender or the Administrative Agent under any other agreement to which a Lender is a party (or any Affiliate of a Lender) which is related to and permitted under this Agreement, any of the other Loan Documents, and (c) all other fees and commissions (including attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Lenders, the Issuing Lender, or the Administrative Agent, in each case under or in respect of this Agreement, the Letter of Credit, any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, the Letter of Credit, any of the other Loan Documents.

“OFAC” has the meaning assigned to that term in Section 5.01(v).

“Participant” has the meaning assigned to that term in Section 10.09(e).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Commodity Hedges” means obligations of the Borrower with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or any Subsidiary is exposed to in the conduct of its business so long as (i) the management of the Borrower has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s risk management policies and (ii) such agreements or arrangements are not entered into for speculative purposes and are not of a speculative nature.

“Permitted Indebtedness” means any of the following:

                (1)             Indebtedness under the Existing Credit Facility and under this Agreement;

(2)            Indebtedness (other than the type described in clause (3) below) of the Borrower and its Subsidiaries (other than South Jersey Gas) in an aggregate principal amount not to exceed $275,000,000 (inclusive of the type described in clause (1) above but excluding any non-recourse debt of the Borrower and its Subsidiaries) at any time outstanding so long as before and immediately after the incurrence of such Indebtedness, the Borrower is in compliance with Section 6.04;

(3)            Indebtedness of the Borrower under Hedging Obligations covering a notional amount not to exceed the face amount of outstanding Indebtedness;

(4)            Indebtedness of South Jersey Gas, under that certain Five-Year Revolving Credit Agreement, dated as of August 3, 2006, among South Jersey Gas, the lenders party thereto, and Wachovia Bank, National Association, as administrative agent on behalf of said lenders (as amended to date, the “SJG Credit Agreement”);

(5)            Indebtedness of South Jersey Gas under the First Mortgage Notes (as defined in the SJG Credit Agreement) existing as of August 3, 2006 and as identified on Schedule IVto the SJG Credit Agreement, and subsequent First Mortgage Notes, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04of the SJG Credit Agreement;

(6)            Indebtedness (other than the type described in clause (7) below) of South Jersey Gas, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04of the SJG Credit Agreement;

(7)            Indebtedness of South Jersey Gas under Hedging Obligations covering a notional amount not to exceed the face amount of such outstanding Indebtedness; and

(8)            Permitted Commodity Hedges.

“Permitted Investments”  means (1) noncallable, direct general obligations of, or obligations the payment of the principal of and interest on which are unconditionally guaranteed by, the United States of America; (2) bonds, participation certificates or other obligations of Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Corporation; (3) certificates of deposit, bankers’ acceptances or other obligations issued by commercial banks which are fully insured by the Federal Deposit Insurance Corporation or certificates of deposit, bankers’ acceptances or other deposit obligations issued by commercial banks whose unsecured obligations are rated in one of the two highest rating categories by Moody’s or Standard S&P; (4) obligations issued or guaranteed by a state or political subdivision of a state rated in one of the two highest rating categories by Moody’s or S&P; or (5) any other investments permitted under this Agreement and which the Administrative Agent has approved in writing.

“Permitted Liens” means, with respect to any Person, any of the following:

(1)            Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(2)            Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(3)            Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(4)            Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(5)            Rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;

(6)            Liens securing Permitted Indebtedness of the type described in clauses (2) and (3) of the definition of “Permitted Indebtedness,” not in excess of $15,000,000 in the aggregate;

(7)            Liens securing Permitted Indebtedness of the type described in clause (5) of the definition of “Permitted Indebtedness”;

(8)            Liens securing Permitted Indebtedness of the type described in clause (6) of the definition of “Permitted Indebtedness,” not in excess of $12,500,000 in the aggregate; and

(9)            Purchase money security interests for the purchase of equipment to be used in such Person’s business, encumbering only the equipment so purchased, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased, which Indebtedness qualifies as Permitted Indebtedness.

 “Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning assigned to that term in Section 10.09(c).

“Required Lenders” means Lenders whose aggregate Commitment Percentages total more than 50%.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary which meets any of the following conditions:

(a)            such Person’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;

(b)            such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;

(c)            such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of such income of such Person and its Consolidated Subsidiaries for the most recently completed fiscal quarter; or

(d)            with respect to the Borrower, such Subsidiaries shall include, without limitation, Marina and South Jersey Gas.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Borrower or an ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent”means, with respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“South Jersey Gas” means South Jersey Gas Company, a New Jersey corporation.

“Stated Termination Date”means November 1, 2010.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries).  In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Taxes” has the meaning assigned to that term in Section 2.17.

“Termination Date” means the earliest of (a) the Stated Termination Date, and (b) the date of termination of the Commitments pursuant to Section 7.02(a).

SECTION 1.02     Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03      Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein.

SECTION 1.04     Internal References. The words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and “Article”, “Section”, “subsection”, “paragraph”, “Exhibit”, “Schedule” and respective references are to this Agreement unless otherwise specified.  References herein or in any Loan Document to any agreement or other document shall, unless otherwise specified herein or therein, be deemed to be references to such agreement or document as it may be amended, modified or supplemented after the date hereof from time to time in accordance with the terms hereof or of such agreement or document, as the case may be.

[End of Article I]

ARTICLE II

CERTAIN ADMINISTRATIVE MATTERS

SECTION 2.01     [Reserved].

SECTION 2.02     [Reserved].

SECTION 2.03     [Reserved].

SECTION 2.04     [Reserved].

SECTION 2.05     [Reserved].

SECTION 2.06     [Reserved].

SECTION 2.07     [Reserved].

SECTION 2.08     [Reserved].

SECTION 2.09     [Reserved].

SECTION 2.10     Payments.

(a)                Intentionally Omitted.

(b)                Intentionally Omitted.

(c)                Intentionally Omitted.

(d)                Intentionally Omitted.

(e)                Payments.  The Borrower shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States of America to the Administrative Agent at its address referred to in Section 10.02 in same day funds. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(f)                Intentionally Omitted.

SECTION 2.11     [Reserved].

SECTION 2.12     [Reserved].

SECTION 2.13     [Reserved].

SECTION 2.14     Increased Costs.

(a)                If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in any case promulgated, implemented or occurring on or after the date hereof, affects or would affect the amount of capital required or expected to be maintained by any such Lender or any corporation controlling any such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment hereunder and other Commitments, then, upon demand by any such Lender, as the case may be (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to such Lender, as the case may be, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender, or such corporation in the light of such circumstances, for any difference in the rate of return of any such Lender to the extent that such Lender, as the case may be,  reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment hereunder, as the case may be.  Each Lender agrees to notify the Borrower of any such additional amount as soon as reasonably practicable after the any Lender makes such determination.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.15     [Reserved].

SECTION 2.16     Nature of Obligations of Lenders Regarding the Letter of Credit; Assumption by the Administrative Agent.

The obligations of the Lenders under this Agreement to issue or participate in the Letter of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate (or, if such amount is not made available for a period of three (3) Business Days after the borrowing date, the Base Rate) during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent with respect to any amounts owing under this Section 2.16 shall be conclusive, absent manifest error.If such

 Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum equal to the Base Rate, on demand, from the Borrower.

SECTION 2.17      Net of Taxes, Etc.

(a)                All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction under the laws of which the Administrative Agent or such Lender (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of the obligations hereunder and all other amounts payable hereunder.

(b)                Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent on or before the latter of the date hereof and the date such Lender becomes a Lender (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be. Each such Lender also agrees to deliver to the Borrower and the Administrative Agent two further copies of said Form W-8BEN or W-8ECI, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form previously delivered expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which anysuch delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Such Lender shall certify that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and that it is entitled to an exemption from United States backup withholding tax.

(c)                If any Lender shall request compensation for costs pursuant to this Section 2.17, (i) such Lender shall make reasonable efforts (which shall not require such Lender to incur a loss or unreimbursed cost or otherwise suffer any disadvantage deemed by it to be significant) to make within thirty (30) days an assignment of its rights and delegation and transfer of its obligations hereunder to another of its offices, branches or affiliates, if such assignment would reduce such costs in the future, (ii) the Borrower may with the consent of the Required Lenders, which consent shall not be unreasonably withheld, secure a substitute bank to replace such Lender which substitute bank shall, upon execution of a counterpart of this Agreement and payment to such Lender of any and all amounts due under this Agreement, be deemed to be a Lender hereunder (any such substitution referred to in clause (ii) shall be accompanied by an amount equal to any loss or reasonable expense incurred by such Lender as a result of such substitution); provided, that this Section 2.17(c) shall not be construed as limiting the liability of the Borrower to indemnify or reimburse such Lender for any costs or expenses the Borrower is required hereunder to indemnify or reimburse.

SECTION 2.18     [Reserved] ..

SECTION 2.19     [Reserved].

SECTION 2.20     [Reserved].

[End of Article II]

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.01     L/C Commitment.

(a)                Subject to the terms and conditions of this Agreement, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), agrees to issue the Letter of Credit for the account of the Borrower or the Borrower’s Subsidiaries on the Closing Date.

(b)                The Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000, (ii) be a letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) (A) have a term not exceeding the Termination Date, and (B) otherwise be reasonably satisfactory to the Issuing Lender, and (iv) be subject to the Uniform Customs and/or ISP 98, as set forth in the Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue the Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to the Letter of Credit shall also include extensions or modifications of the Letter of Credit, unless the context otherwise requires.

SECTION 3.02      Application; Letter of Credit.

(a)                The Application shall be irrevocable and in such form as the Issuing Lender shall from time to time require or agree to accept (including any type of electronic form or means of communication). The Issuing Lender’s records of the content of any inquiry, communication or instruction (whether written, telegraphic, facsimile, electronic or other written communication) regarding the Letter of Credit, the Application and this Agreement shall be conclusive absent manifest error.  The Issuing Lender may transmit the Letter of Credit (or any amendment, replacement, extension or modification thereof) by S.W.I.F.T. message and thereby bind the Borrower directly and as indemnitor to the S.W.I.F.T. rules, including rules obligating the Borrower or the Issuing Lender to pay charges.

(b)                If the Letter of Credit is issued subject to UCP 500 or 600 (the “Uniform Customs”), unless otherwise agreed, in the event that any installment of the Letter of Credit is not drawn within the period allowed for that installment, the Letter of Credit may continue to be available for any subsequent installments in the sole discretion of the Issuing Lender, notwithstanding Article 41 of UCP 500 or Article 32 of UCP 600.

(c)                If the Letter of Credit provides for automatic extension without amendment, the Borrower agrees that it will notify the Issuing Lender in writing at least sixty (60) days prior to the last day specified in the Letter of Credit by which the Issuing Lender must give notice of nonextension as to whether or not it wishes the Letter of Credit to be extended. Any decision to extend or not extend the Letter of Credit shall be in the Issuing Lender’s sole discretion and judgment.  The Borrower hereby acknowledges that in the event the Issuing Lender notifies the beneficiary of the Letter of Credit that the Issuing Lender has elected not to extend the Letter of Credit and the beneficiary draws on the Letter of Credit after receiving the notice of non-extension, the Borrower acknowledges and agrees that the Borrower shall have no claim or cause of action against the Issuing Lender, the Administrative Agent or any Lender or defense against payment under the Letter of Credit for the Issuing Lender’s discretionary decision to extent or not extend the Letter of Credit.

(d)                If the Letter of Credit’s terms and conditions provide that the Issuing Lender  give the beneficiary a notice of pending expiration, the Borrower agrees that it will notify the Issuing Lender in writing at least sixty (60) days prior to the last day specified in the Letter of Credit by which the Issuing Lender must give such notice of the pending expiration date.  In the event that the Borrower fails to so notify the Issuing Lender and the Letter of Credit is extended, the Borrower’s obligations under this Agreement and the other Loan Documents shall continue in effect and be binding on the Borrower with regard to the Letter of Credit so extended.

(e)                The Issuing Lender shall promptly furnish to the Borrower a copy of the Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of the Letter of Credit and the amount of such Lender’s L/C Participation therein.

SECTION 3.03     Commissions and Other Charges.

(a)                The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to the Letter of Credit in an amount equal to the product of (i) the average daily maximum amount available to be drawn during the relevant quarter under the Letter of Credit and (ii) the Applicable Margin (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date commencing on the last Business Day of the calendar quarter in which the Letter of Credit is issued. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.03(a) in accordance with their respective Commitment Percentages.  All commissions and fees provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

(b)                [Intentionally Omitted].

(c)                In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, transferring, amending or otherwise administering the Letter of Credit.

        SECTION 3.04     L/C Participations.

(a)                The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue the Letter of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of the Letter of Credit issued (or deemed issued) hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under the Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage multiplied by the amount of such draft, or any part thereof, which is not so reimbursed.

(b)                Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under the Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate (or Base Rate, if such amount is not paid within three Business Days of demand) as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.04(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.04(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (New York City time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (New York City time) on any Business Day, such payment shall be due on the following Business Day.

(c)                Whenever, at any time after the Issuing Lender has made payment under the Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.04, the Issuing Lender receives any payment related to the Letter of Credit (whether directly from the Borrower or otherwise) including, without limitation, payments made pursuant to Section 3.03, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.05     Reimbursement Obligation of the Borrower.

(a)            The Letter of Credit.

(i)            In the event of any drawing under the Letter of Credit, the Borrower agrees to reimburse, in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under the Letter of Credit for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.03(c) incurred by the Issuing Lender in connection with such payment.

(ii)            If the Borrower shall fail to reimburse the Issuing Lender as provided in this Section 3.05(a), the unreimbursed amount of such drawing shall bear interest at the Default Rate from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

(b)            Intentionally Omitted.

(c)            Each Lender acknowledges and agrees that its obligation to reimburse the Issuing Lender for any draft paid under the Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the existence of a Default or an Event of Default other than a Default or Event of Default that the Issuing Lender had actual knowledge of at the time of the issuance of the Letter of Credit.

SECTION 3.06                                            Obligations Absolute.

The Borrower’s obligations under this Article III (including, without limitation, the Obligations) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of the Letter of Credit or any other Person.  The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s reimbursement obligation under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of the Letter of Credit or any other party to which the Letter of Credit may be transferred or any claimswhatsoever of the Borrower against any beneficiary of the Letter of Credit or any such transferee, except for such matters caused by the Issuing Lender’s gross negligence or willful misconduct.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with the Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in ISP 98 or the Uniform Customs, as the case may be, and, to the extent not inconsistent therewith, the UCC, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or Lenders.

[End of Article III]

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01     Conditions Precedent to the Execution and Delivery of this Agreement.

       The obligation of the Lenders to execute and deliver this Agreement and to issue the Letter of Credit is subject to the conditions precedent that the Administrative Agent (and the Lenders, if applicable) shall have received on or before the Closing Date, the following, each dated such date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, with copies for each Lender:

       (a)            Agreement.  Receipt by the Administrative Agent of counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent, the Issuing Lender and the Lenders;

       (b)            Secretary’s Certificate.  Receipt by the Administrative Agent of (A) a certificate of the secretary or assistant secretary of the Borrower, as applicable, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (2) that attached thereto is a true and complete copy of the by-laws of the Borrower in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (3) below, (3) that attached thereto is a true and complete copy of resolutions or consents, as applicable, duly adopted by the board of directors of the Borrower authorizing, as applicable, the execution, delivery and performance of this Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (4) that the organizational documents of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing attached thereto, and (5) as to the incumbency and specimen signature of each officer of the Borrower executing this Agreement and any other document delivered in connection herewith on its behalf; and (B) a certificate of another officer as to the incumbency and specimen signature of such secretary or assistant secretary executing the certificate pursuant to (A) above;

       (c)            Officer’s Certificate.  Receipt by the Administrative Agent of a certificate from the chief executive officer or chief financial officer of the Borrower, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that, as of the Closing Date, all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation or aware of any event that would cause a Material Adverse Change in the business or operation as reflected in the Disclosure Documents; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the conditions precedent set forth in this Section 4.01;

       (d)            Consents.  Receipt by the Administrative Agent of a written representation from the Borrower that (i) all governmental, shareholder, member, partner and third party consents and approvals necessary or, in the reasonable opinion of the Administrative Agent, desirable, in connection with the transactions contemplated hereby have been received and are in full force and effect and (ii) no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby;

       (e)            Proceedings. Receipt by the Administrative Agent of a certificate from the Borrower certifying that no action, proceeding, investigation, regulation or legislation has been instituted, or, to the Borrower’s knowledge, threatened or proposed before any court, government agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent’s reasonable determination, would prohibit the extension of the Letter of Credit or could reasonably be expected to result in any such prohibition or a Material Adverse Change on the Borrower, Marina, South Jersey Gas Company and the Borrower’s other Subsidiaries, taken as a whole;

       (f)            Financial Statements.  Receipt by the Administrative Agent of the Disclosure Documents and financial statements required pursuant to Section 6.03, which demonstrate, in the Administrative Agent’s reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants contained in this Agreement;

       (g)            Good Standing Certificate.  Receipt by the Administrative Agent of a certificate of good standing for the Borrower, dated on or immediately prior to the Closing Date, from the Secretary of State of the state of organization of the Borrower and from all states in which the Borrower is required to obtain a certificate of good standing or like certificate due to the nature of its operations in such state;

       (h)            Fees.  Receipt by the Administrative Agent and the Lenders of the fees set forth or referenced in this Agreement and any other accrued and unpaid fees, expenses or commissions due hereunder (including, without limitation, legal fees and expenses of counsel to the Administrative Agent), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges related to the Loan Documents;

     (i)            Application.  The Administrative Agent shall have received an Application signed by duly authorized officer of the Borrower, dated such date, stating that:

    (i)            The representations and warranties of the Borrower contained in Section 5.01 of this Agreement are true and correct on and as of the date of the issuance of the Letter of Credit as though made on and as of such date, both before and after giving effect to the issuance of the Letter of Credit and to the application of the proceeds thereof; and

    (ii)            Since December 31, 2006, there has been no Material Adverse Change; and

    (iii)            No event has occurred and is continuing, or would result from the issuance of the Letter of Credit or the application of the proceeds thereof, as the case may be, which constitutes a Default or an Event of Default;

       (j)            Intentionally Omitted;

      (k)            Opinions.  Opinions of Cozen O’Connor, counsel to the Borrower, in substantially the form of Exhibit A hereto, and as to such other matters as the Administrative Agent and the Lenders may reasonably request, addressed to the Administrative Agent and the Lenders;

    (l)            Intentionally Omitted;

       (m)            Intentionally Omitted; and

       (n)            Other.  Receipt by the Administrative Agent of all other opinions, certificates and instruments in connection with the transactions contemplated by this Agreement satisfactory in form and substance to the Required Lenders.

SECTION 4.02      [Reserved].

SECTION 4.03      [Reserved].

SECTION 4.04      Reliance on Certificates.

    Each of the Lenders, the Issuing Lender and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Borrower thereafter authorized to act on its behalf.

[End of Article IV]

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01         Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a)                Each of the Borrower and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except where such failure would not result in a Material Adverse Change. Each of the Borrower and its Subsidiaries has all requisite corporate (or other applicable) powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)                The execution, delivery and performance by the Borrower and, where applicable, each Subsidiary of this Agreement, each Loan Document to which it is a party are within the Borrower’s or Subsidiary’s corporate (or other applicable) powers, have been duly authorized by all necessary corporate (or other applicable) action, do not contravene (i) the Borrower’s or Subsidiary’s certificate of incorporation (or other applicable formation document or operating agreement), (ii) any law, rule or regulation applicable to the Borrower or such Subsidiary or (iii) any contractual or legal restriction binding on or affecting the Borrower or such Subsidiary, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Borrower or its Subsidiaries, except as provided in this Agreement and any other the Loan Document.

(c)                No Governmental Action is required for the execution or delivery by the Borrower or its Subsidiaries of this Agreement, any other Loan Document to which it is a party or for the performance by the Borrower or its Subsidiaries of its obligations under this Agreement, any other Loan Document to which it is a party other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of the Borrower, threatened appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.

(d)                This Agreement and each Loan Document to which the Borrower or any Subsidiary is a party is a legal, valid and binding obligation of the Borrower or Subsidiary party thereto, enforceable against the Borrower or applicable Subsidiary in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally.

(e)                Except as disclosed in the Disclosure Documents, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of resulting in a Material Adverse Change.

(f)                The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at December 31, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 30, 2007, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the six (6) months then ended, copies of which have been furnished to the Administrative Agent and each Lender, fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, subject, solely in the case of unaudited consolidated balance sheets, to normal year end adjustments. Since December 31, 2006, there has been no Material Adverse Change, or material adverse change in the facts and information regarding such entities as represented to the Closing Date.

(g)                The issuance of, and the existence of, the Letter of Credit and the use of the proceeds thereof will comply with all provisions of applicable law and regulation in all material respects.

(h)                Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)                Intentionally Deleted.

(j)                Neither the Borrower nor its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any drawing on the Letter of Credit will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(k)                No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which reasonably could be expected to result in a Material Adverse Change. Since the actuarial valuation date specified in the most recent Schedule B (Actuarial Information) to the annual report of Plans maintained by the Borrower (Form 5500 Series), if any, (i) there has been no Material Adverse Change in the funding status of the Plans referred to therein and (ii) no “prohibited transaction” has occurred with respect thereto. Neither the Borrower nor any of itsrespective ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan.

(l)                Except as set forth in the Disclosure Documents, the Borrower and its Subsidiaries are in compliance in all material respects with all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the non-compliance with which would not result in a Material Adverse Change (taking into consideration all fines, penalties and sanctions that may be imposed because of such non-compliance) or on the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document to which the Borrower is a party. Except as set forth in the Disclosure Documents, neither the Borrower nor any of its respective Subsidiaries has received from any Governmental Authority any notice of any material violation of any such statute, rule, regulation, order or provision.

(m)                The Borrower and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except to the extent that the Borrower or any such Subsidiary is diligently contesting any such taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.

(n)                No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or Subsidiary thereof under any material agreement or contract, judgment, decree or order by which the Borrower or any of its respective properties may be bound or which would require the Borrower or Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefore, where such default could reasonably be expected to result in a Material Adverse Change.

(o)                As of the Closing Date, the Borrower and each of its Subsidiaries will be Solvent.

(p)                The capitalization of the Borrower and each Significant Subsidiary of the Borrower consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule II hereto.  All such outstanding Capital Stock has been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in the Disclosure Documents, there are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of, Capital Stock of the Borrower or any Subsidiary of the Borrower or are otherwise exercisable by any Person.

(q)                The Borrower and each Subsidiary of the Borrower has good and marketable title to all assets and other property purported to be owned by it.

(r)                None of the properties or assets of the Borrower is subject to any Lien, except Permitted Liens.

(s)                All written information, reports and other papers and data produced by or on behalf of the Borrower and furnished to the Administrative Agent and the Lenders were, at the time the same were so furnished, complete and correct in all material respects. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.

(t)                Intentionally Omitted.

(u)                Intentionally Omitted.

(v)                The Borrower is not listed on the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”)  pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to sanction under an OFAC implemented regulation.

[End of Article V]

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.01      Affirmative Covenants.

    Until the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, the Borrower will, and will cause each of its Subsidiaries, unless the Required Lenders shall otherwise consent in writing, to:

(a)                Preservation of Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or company, as applicable, existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business, except where failure to do so does not result in, or could not reasonably be expected to have, a Material Adverse Change.

(b)                Maintenance of Properties, Etc.  Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate, and cause each of its Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all such properties in good working order and condition, ordinary wear and tear excepted, except where such failure would not result in a Material Adverse Change.

(c)                Ownership.  Cause the Borrower to own, at all times, 100% of the Capital Stock having voting rights of Marina and South Jersey Gas.

(d)                Compliance with Material Contractual Obligations, Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with the requirements of all material contractual obligations and all applicable laws, rules, regulations and orders, the failure to comply with which could reasonably be expected to result in a Material Adverse Change, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying with the requirements of all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters.

(e)                Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.

(f)                Visitation Rights; Keeping of Books.  At any reasonable time and from time to time, upon reasonable advance notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants and keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and liabilities of the Borrower in accordance with GAAP, consistent with the procedures applied in the preparation of the financial statements referred to in Section 5.01(f) hereof.

(g)                Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(h)                Use of Proceeds.  Use the proceeds of the facility created by this Agreement solely for the following purposes: the issuance of the Letter of Credit to support the Borrower’s obligations under that certain Equity Contribution Agreement, dated as of December 20, 2007, by and among the Borrower, DCO Energy, LLC, Las Vegas Energy Partners, LLC and Sumitomo Mitsui Banking Corporation, as administrative agent.

(i)                Loan Documents.   Perform and comply in all material respects with each of the provisions of each Loan Document to which it is a party.

(j)                Risk Management.  Perform and comply in all material respects, and require its Subsidiaries to perform and comply in all material respects, with any risk management policies developed by the Borrower, including such policies, if applicable, related to (i) the retail and wholesale inventory distribution and trading procedures and (ii) dollar and volume limits.

(k)                Intentionally Omitted.

(l)                Intentionally Omitted.

(m)                OFAC Compliance.  Comply with any obligations that it may have under the  USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), all laws and executive orders administered by OFAC and all regulations promulgated and executive orders having the force of law issued pursuant thereto, as amended or supplemented from time to time (collectively, “AML and Anti-Terrorist Acts”).  In the event that the Borrower becomes aware that it is not in compliance with any applicable AML and Anti-Terrorist Acts, the Borrower shall notify the Administrative Agent and diligently take all actions required thereunder to become compliant.

(n)                Further Assurances.  At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be reasonably necessary or that the Required Lenders through the Administrative Agent may reasonably request, to enable the Lenders and the Administrative Agent to enforce the terms and provisions of this Agreement and the Loan Documents and to exercise their rights and remedies hereunder.  In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Actions required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Actions in full force and effect, except where such failure would not result in a Material Adverse Change.

SECTION 6.02     Negative Covenants.

    Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, the Borrower will not, and will not cause or permit any of its Subsidiaries, without the written consent of the Required Lenders, to:

(a)                Liens, Etc.  Except as permitted in Section 6.02(c), create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any Lien other than Permitted Liens.

(b)                Indebtedness.  Create or suffer, or permit any Subsidiary to create or suffer, to exist any Indebtedness except for Permitted Indebtedness.

(c)                Obligation to Ratably Secure.  Except as permitted by Section 6.02(a), create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien other than a Permitted Lien, in each case to secure or provide for the payment of Indebtedness, unless, on or prior to the date thereof, the Borrower shall have (i) pursuant to documentation reasonably satisfactory to the Administrative Agent and Required Lenders, equally and ratably secured the Obligations of the Borrower under this Agreement by a Lien acceptable to the Administrative Agent and Required Lenders, and (ii) caused the creditor or creditors, as the case may be, in respect of such Indebtedness to have entered into an intercreditor agreement in form, scope and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(d)                Mergers, Etc.  Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, any other Subsidiary of the Borrower and (ii) any Subsidiary of the Borrower may merge or consolidate with and into the Borrower; provided, that the Borrower is the surviving corporation; provided, further, that in each case, immediately after giving effect to such proposed transaction, no Event of Default or Default would exist.

(e)                Sale of Assets, Etc.  Sell, transfer, lease, assign or otherwise convey or dispose, or permit any Subsidiary to sell, transfer, lease, assign or otherwise convey or dispose, of assets (whether now owned or hereafter acquired), in any single transaction or series of transactions, whether or not related having an aggregate book value in excess of 10% of the Consolidated assets of the Borrower and its Consolidated Subsidiaries, except for dispositions of capital assets in the ordinary course of business as presently conducted.

(f)                Restricted Investments. Other than in the ordinary course of business (i) make or permit to exist any loans or advances to, or any other investment in, any Person except for investments in Permitted Investments, or (ii) acquire any assets or property of any other Person.

(g)                New Business.  Permit the Borrower or any of its Subsidiaries to enter into any business which is not substantially similar to that existing on the Closing Date.

(h)                Distributions.  Pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock without in each instance obtaining the prior written consent of the Required Lenders; provided, that (i) any Subsidiary of the Borrower may pay regularly scheduled dividends or make other distributions to the Borrower; and (ii) if no Default or Event of Default exists or would result therefrom, the Borrower may pay distributions or dividends in either cash or Capital Stock or may redeem or otherwise acquire Capital Stock.

(i)                Compliance with ERISA.  (i) Permit to exist any “accumulated funding deficiency” (as defined in Section 412(a) of the Code), unless such deficiency exists with respect to a Multiple Employer Plan or Multiemployer Plan and the Borrower has no control over the reduction or elimination of such deficiency, (ii) terminate, or permit any ERISA Affiliate to terminate, any Plan of the Borrower or such ERISA Affiliate so as to result in any material liability of the Borrower or ERISA Affiliate to the PBGC, or (iii) permit to exist any occurrence of any reportable event (within the meaning of Section 4043 of ERISA), or any other event or condition, which presents a material risk of a termination by the PBGC of any Plan of the Borrower or such ERISA Affiliate and such a material liability of the Borrower or ERISA Affiliate to the PBGC.

(j)                Constituent Documents, Etc.  Change in any material respect the nature of its certificate of incorporation, by-laws, or other similar documents, or accounting policies or accounting practices (except as required or permitted by the Financial Accounting Standards Board or GAAP).

(k)                Fiscal Year.  Change its Fiscal Year.

(l)                Intentionally Omitted.

SECTION 6.03     Reporting Requirements.

    So long as any Lender shall have any Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, provide to the Administrative Agent:

       (a)                as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by the chief financial officer or the treasurer of the Borrower as fairly presenting in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such date, except for normal year end adjustments, all in accordance with GAAP consistently applied (for purposes hereof delivery of the Borrower’s appropriately completed Form 10-Q will be sufficient in lieu of delivery of such consolidated balance sheet and consolidated statements of income, retained earnings and cash flows), together with a Compliance Certificate, in the form of Exhibit C, of the chief financial officer or the treasurer of the Borrower (A) demonstrating and certifying compliance by the Borrower with the covenants set forth in Section 6.04 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(b)                as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated and consolidating financial statements for such year certified by, and accompanied by an unqualified opinion of, independent public accountants reasonably acceptable to the Administrative Agent (for purposes hereof, delivery of the Borrower’s appropriately completed Form 10-K will be sufficient in lieu of delivery of such financial statements), together with a Compliance Certificate, in the form of Exhibit C, of the chief financial officer or the treasurer of the Borrower (A) demonstrating and certifying compliance by the Borrower with the covenants set forth in Section 6.04 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(c)                as soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each Default known to the Borrower, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(d)                as soon as possible and in any event within five (5) days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(e)                as soon as possible and in any event within five (5) days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition of withdrawal liability in the amount of at least $1,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable;

(f)                as soon as possible and in any event within five (5) days after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 5.01(e) or (B) for which the Administrative Agent or the Lenders will be entitled to indemnity under Section 10.05;

       (g)                as soon as possible and in any event within five (5) days after the sending or filing thereof, copies of all material reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(h)                as soon as possible and in any event within five (5) days after requested, such other information respecting the business, properties, assets, liabilities (actual or contingent), results of operations, prospects, condition or operations, financial or otherwise, of the Borrower or any Subsidiary thereof as any Lender through the Administrative Agent may from time to time reasonably request;

(i)                from time to time and promptly upon each request, information with respect to the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001); and

(j)                as soon as possible and in any event within fifteen (15) days after the occurrence of each ERISA Event, a statement of the chief financial officer of the Borrower setting forth details of such ERISA Event and the action which the Borrower has taken and proposes to take with respect thereto.

Information required to be delivered pursuant to this Section 6.03 shall be deemed to have been delivered if such information shall have been posted by the Borrower on an Intralinks or similar site to which the Administrative Agent has been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Borrower shall have notified the Administrative Agent of the availability of all Form 10-Q and Form 10-K reports; provided that, if requested by the Administrative Agent or any Lender, the Borrower shall deliver a paper copy of such information to the Administrative Agent or such Lender.  Information required to be delivered pursuant to this Section 6.03 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Administrative Agent.

SECTION 6.04     Financial Covenants.

    So long as any Lender shall have any Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, maintain at the end of each fiscal quarter a ratio of Indebtedness to Consolidated Total Capitalization of the Borrower and its Consolidated Subsidiaries of not more than 0.65 to 1.0.

[End of Article VI]

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01     Events of Default.

    Each of the following events should they occur and be continuing shall constitute an “Event of Default”:

(a)                The Borrower shall fail to pay (i) any amount of principal when the same becomes due and payable or (ii) any interest, fees or any other amount payable hereunder within five (5) Business Days of when the same becomes due and payable; or

(b)                Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement, any Loan Document or by or on behalf of the Borrower or any Subsidiary (or any of their officers) in connection with this Agreement, any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(a), (c), (e), (g), (h), (i) or (j), Section 6.02(a), (b), (c), (d), (e), (f), (g), (h), or (l), Section 6.03 or Section 6.04, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 7.01) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)                The Borrower or any Significant Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred under this Agreement) thereof in the aggregate (for all such Persons) in excess of $15,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)                The Borrower or any Significant Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or a Significant Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Borrower or a Significant Subsidiary thereof shall consent to or acquiesce in any such proceeding; or the Borrower or a Significant Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)                Any judgments or orders for the payment of money in excess of $15,000,000 (in the aggregate) shall be rendered against the Borrower or any Significant Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)                The obligations of the Borrower or any Subsidiary under this Agreement, any other Loan Document shall become unenforceable, or the Borrower or any Subsidiary, or any court or governmental or regulatory body having jurisdiction over the Borrower or any Subsidiary, shall so assert in writing or the Borrower or any Subsidiary shall contest in any manner the validity or enforceability thereof; or

(h)                Any ERISA Event shall have occurred with respect to a Plan and, thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, (i) such ERISA Event shall still exist and (ii) such ERISA Event is reasonably likely to result in a liability or lien in excess of $15,000,000 against the Borrower or any ERISA Affiliate; or

(i)                The Borrower or any Affiliate thereof as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $5,000,000; or

(j)                Any Governmental Approval shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders and the Administrative Agent; or

(k)                An “Event of Default” or “Default” under the SJG Credit Agreement; or

(l)                [Intentionally Omitted].

(m)                A Change in Control shall occur.

SECTION 7.02      Upon an Event of Default.

    Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)                Acceleration; Termination of Credit Facility.  (i) Declare the principal of and interest on the L/C Obligations and the other Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the Letter of Credit shall have presented the documents required thereunder), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement to the contrary notwithstanding and/or (ii) terminate the Commitment; provided, that upon the occurrence of an Event of Default specified in Section 7.01(e), the Commitments shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)                The Letter of Credit.  If presentment for honor of the Letter of Credit shall not have occurred at the time of an acceleration pursuant to Section 7.02(a), the Borrower shall at such time deposit in a cash collateral account with the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of the Letter of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under the Letter of Credit, and the unused portion thereof after the Letter of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations.  After the Letter of Credit shall have expired or been fully drawn upon, and all Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

SECTION 7.03      Rights and Remedies Cumulative; Non-Waiver; Etc.

    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive, and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

[End of Article VII]

ARTICLE VIII

RESERVED

[End of Article VIII]

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01      Appointment.

    Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent of such Lender and the Issuing Lender under this Agreement, the other Loan Documents, and each such Lender and the Issuing Lender irrevocably authorizes JPMCB, as the Administrative Agent for such Lender and the Issuing Lender, to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, in the Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any other Loan Documents or otherwise exist against the Administrative Agent.

SECTION 9.02      Delegation of Duties.

    The Administrative Agent may execute any of its duties under this Agreement, the Letter of Credit, the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 9.03      Exculpatory Provisions.

    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, any other Loan Document (except in the case of gross negligence or willful misconduct as determined by a court of competent jurisdiction) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Letter of Credit, any other Loan Document or for any failure of the Borrower or its Subsidiaries to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, any other Loan Document, or to inspect the properties, books or records of the Borrower.

SECTION 9.04       Reliance by Administrative Agent.

    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any evidence of indebtedness in respect of any indebtedness hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Letter of Credit, any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (unless all of the Lenders’ action is required hereunder) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Loan Documents in accordance with a request of the Required Lenders (unless all of the Lenders’ action is required hereunder), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 9.05       Notice of Default.

    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Issuing Lender and the Lenders.

SECTION 9.06      Non-Reliance on Administrative Agent and Other Lenders.

    Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the

Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.07      Indemnification.

    The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the termination of the Letter of Credit or Commitment) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Letter of Credit, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement, the Letter of Credit and the payment of all amounts payable hereunder.

SECTION 9.08     Administrative Agent in Its Individual Capacity.

    The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with, the Borrower as though the Administrative Agent was not the Administrative Agent hereunder.  With respect to its interest in the L/C Obligations and any other amounts owed to it hereunder, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 9.09        Successor Administrative Agent.

    The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders, with the consent of the Borrower, shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  In the event the Administrative Agent resigns pursuant to this Section 9.09, the Administrative Agent shall also resign in its capacity as Issuing Lender.

SECTION 9.10         Issuing Lender.

    Each Lender hereby acknowledges that the provisions of this Article IX shall apply to the Issuing Lender in its capacity as such; in the same manner, as such provisions are expressly stated to apply to the Administrative Agent.

SECTION 9.11         Notices; Actions Under Loan Documents.

    All notices received by the Issuing Lender pursuant to this Agreement, any other Loan Document shall be promptly delivered by the receiving party to the Administrative Agent, for distribution to the Lenders, and any notices, reports or other documents received by the Administrative Agent pursuant to this Agreement shall be promptly delivered to the Issuing Lender and the Lenders.  The Issuing Lender hereby agrees not to amend or waive any provision or consent to the amendment or waiver of any Loan Document without the consent of the Required Lenders (or, to the extent required pursuant to Section 10.01, all of the Lenders).

[End of Article IX]

ARTICLE X

MISCELLANEOUS

SECTION 10.01       Amendments, Etc.

    No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, no such waiver and no such amendment, supplement or modification shall, without the written consent of all the Lenders (a) extend the Termination Date or the maturity of any unreimbursed drawing, or reduce the rate or extend the time of payment of interest in respect thereof, or reduce any fee payable to any Lender hereunder or extend the time for the payment thereof or change the amount of any Lender’s Commitment, in each case without the written consent of all the Lenders, (b) amend, modify or waive any provision of this Section 10.01 or Section 10.09(e) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, (c) amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent, (d) waive, modify or eliminate any of the conditions precedent specified in Article IV, in each case without the written consent of all the Lenders, (e) forgive principal, interest, fees or other amounts payable hereunder or (f) waive any requirement for the release of collateral.

SECTION 10.02        Notices, Etc.

All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied, telegraphed or delivered as follows:

The Borrower:

South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, New Jersey 08037
Attention:  Stephen H. Clark
Telecopy No.:  (609) 561-8225

With a copy to:

Cozen O’Connor
The Atrium
1900 Market Street
Philadelphia, Pennsylvania 19103
Attention:  Richard J. Busis, Esq.
Telecopy No.:  (215) 665-2013

The Administrative Agent or the Issuing Lender:

JPMorgan Chase Bank, N.A.
420 West Van Buren Street, Floor 02
Chicago, IL 60606-3534
Attention:  Fiore (Frank) Petrassi
Vice President - Global Trade Services
Phone: 312-954-1933
Telecopy:      312-954-5303
Email:  fiore.petrassi@jpmchase.com
Global Trade Customer Service Hot Line: 800-634-1969

With a copy to (other than in the case of any draw in respect of the Letter of Credit or payment of any fees hereunder):

JPMorgan Chase Bank, N.A.
10 South Dearborn, 9th Floor
Chicago, IL 60603
Attention: Nancy R. Barwig
Mail Code IL1-0090
Telecopy: 312-732-1762

and to

JPMorgan Chase Bank, N.A.
10 South Dearborn, 9th Floor
Chicago, IL 60603
Attention:  Lisa Tverdek
Mail Code IL1-0874
Telecopy: 312-325-3238

and if to any Lender, at its address or telecopy number set forth on Schedule I hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed, be effective three (3) days after being deposited in the mails or when sent by telecopy or telex or delivered to the telegraph company, respectively, addressed as previously aforesaid.

   The Administrative Agent and the Issuing Lender are authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, instructions, consents, waivers and all documents relating to the Letter of Credit or any Application which are sent to the Administrative Agent or the Issuing Lender by electronic transmission, including S.W.I.F.T., electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Borrower.  The Administrative Agent and the Issuing Lender may, but shall not be obligated to, require authentication of such electronic transmission or that the Administrative Agent or the Issuing Lender receive original documents prior to acting on such electronic transmission.  If it is a condition of the Letter of Credit that payment may be made upon receipt by the Issuing Lender of an electronic transmission advising negotiation, the Borrower hereby agrees to reimburse the Issuing Lender on demand for the amount indicated in such electronic transmission advice, and further agrees to hold the Issuing Lender harmless if the documents fail to arrive, or if, upon the arrival of the documents, the Issuing Lender should determine that the documents do not comply with the terms and conditions of the Letter of Credit.

SECTION 10.03      No Waiver; Remedies.

    No failure on the part of the Administrative Agent, the Issuing Lender or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04      Set-off.

(a)                Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured.

(b)                If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the L/C Obligations or other obligations of the Borrower to it hereunder (such Lender’s “Borrower Obligations”), or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.01(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Borrower Obligations, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Borrower Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Borrower Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(c)                The Administrative Agent and each Lender agree promptly to notify the Borrower after any such set-off and application referred to in subsection (a) above; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender under this Section 10.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent and each Lender may have.

SECTION 10.05      Indemnification.

    The Borrower hereby indemnifies and holds the Issuing Lender, the Administrative Agent and each Lender harmless from and against any and all claims, damages, losses, liabilities, costs and expenses which such party may incur or which may be claimed against such party by any Person:

(a)                by reason of any inaccuracy or alleged inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact, or by reason of the omission or alleged omission to state therein a material fact necessary to make such statements, in the light of the circumstances under which they were made, not misleading, in each case relating to any of the Loan Documents and the transactions contemplated thereby, the Disclosure Documents or in any manner, whether direct or indirect, related to this Agreement; or

(b)                by reason of or in connection with the execution, delivery or performance of this Agreement, the other Loan Documents, or any transaction contemplated by this Agreement, the other Loan Documents, other than as specified in subsection (c) below; or

(c)                by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payment under this Agreement, the Letter of Credit, any other Loan Document; provided, that the Borrower shall not be required to indemnify any such party pursuant to this Section 10.05(c) for any claims, damages, losses, liabilities, costs or expenses to the extent caused by (i) the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with terms of the Letter of Credit or (ii) the Issuing Lender’s willful or grossly negligent failure to make lawful payment under the Letter of Credit after the presentation to it of a certificate strictly complying with the terms and conditions of the Letter of Credit.

Nothing in this Section 10.05 is intended to limit the Borrower’s obligations contained in Article II.  Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section 10.05 shall survive the payment in full of amounts payable pursuant to Article II and Article III and the termination of the Commitment.

SECTION 10.06       Liability of the Lenders.

    The Borrower assumes all risks of the acts or omissions of each beneficiary or transferee of the Letter of Credit with respect to their use of the Letter of Credit.  None of the Issuing Lender, the Administrative Agent, the Lenders nor any of their respective officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of each beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Borrower shall have a claim against the Issuing Lender and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or (ii) the Issuing Lender’s willful or grossly negligent failure, as determined by a court of competent jurisdiction, to make lawful payment under the Letter of Credit after the presentation to it of a certificate strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept original or facsimile (including telecopy) certificates presented under the Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.  Any action or proceeding in respect of any matter arising under or in connection with the Letter of Credit, this Agreement or any other Loan Document must be brought by the Borrower against the Administrative Agent, Issuing Lender or Lender, as applicable, within the time period specified in Section 5-115 of the Uniform Commercial Code.

SECTION 10.07      Costs, Expenses and Taxes.   The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, issuance, delivery, filing, recording, and administration of this Agreement, the Letter of Credit and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Issuing Lender incurred in connection with the preparation and negotiation of this Agreement, the Letter of Credit and any document delivered in connection therewith and all costs and expenses incurred by the Administrative Agent (and, in the case of clause (iii) or (iv) below, any Lender) (including reasonable fees and out of pocket expenses of counsel) in connection with (i) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of this Agreement and the Letter of Credit, (ii) any and all amounts which the Administrative Agent or any Lender has paid relative to the Administrative Agent’s or such Lender’s curing of any Event of Default resulting from the acts or omissions of the Borrower under this Agreement, any other Loan Document, (iii) the enforcement of, or protection of rights under, this Agreement, any other Loan Document (whether through negotiations, legal proceedings or otherwise), (iv) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Issuing Lender from paying any amount under the Letter of Credit or (v) any waivers or consents or amendments to or in respect of this Agreement, the Letter of Credit requested by the Borrower.  In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Letter of Credit or any of such other documents, and agree to save the Issuing Lender, the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(a)                Intentionally Omitted.

SECTION 10.08      Binding Effect.

    This Agreement shall become effective when it shall have been executed and delivered by the Borrower and the Issuing Lender, the Administrative Agent and the Lenders and thereafter shall (a) be binding upon the Borrower, its successors and assigns, and (b) inure to the benefit of and be enforceable by the Lenders and each of their respective successors, assigns and permitted transferees; provided, that the Borrower may not assign all or any part of its rights or obligations under this Agreement without the prior written consent of the Lenders.

SECTION 10.09       Assignments and Participation.   Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the Loan Documents (including, without limitation, all or a portion of its Commitment); provided, that (i) the Borrower (unless a Default or an Event of Default shall have occurred and be continuing) shall have consented to such assignment (such consent not to be unreasonably withheld or delayed) by signing the Assignment and Acceptance referred to in clause (iii) below, (ii) each such assignment shall be in a minimum amount of $5,000,000 (or, if less, the entire amount of such Lender’s Commitment) and be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement and the Loan Documents and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined in Section 10.09(c)), an Assignment and Acceptance, together with a processing and recordation fee of $3,500, payable by the assigning Lender or the Eligible Assignee, as agreed upon by such parties.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Obligations owing to it to any Affiliate of such Lender.  No such assignment referred to in the preceding sentence, other than to an Affiliate of such Lender consented to by the Borrower (such consent not to be unreasonably withheld or delayed), shall release the assigning Lender from its obligations hereunder.  Nothing contained in this Section 10.09 shall be construed to relieve the Issuing Lender of any of its obligations under the Letter of Credit.

(b)         By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01(f) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Eligible Assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to it by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)          The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Obligations owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, and has been signed by the Borrower (if the Borrower’s consent is required), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice of such recordation to the Borrower.

(e)            Each Lender may sell participations to one or more banks, financial institutions or other entities (a “Participant”) in all or a portion of its rights and obligations under this Agreement and the Loan Documents (including, without limitation, all or a portion of its Commitment); provided, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement which would (a) waive, modify or eliminate any of the conditions precedent specified in Article IV, (b) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) forgive principal, interest, fees or other amounts payable hereunder or reduce the rate at which interest or any fee is calculated, (d) postpone any date fixed for any payment of principal, interest, fees or other amounts payable hereunder, (e) change the Commitment Percentage or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 10.09(e).

(f)                Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.09 and in accordance with Section 10.16, disclose to the Eligible Assignee or Participant or proposed Eligible Assignee or Participant, any Information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, the Eligible Assignee or Participant or proposed Eligible Assignee or Participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender and use it only for purposes of this Agreement, the Loan Documents and the transactions contemplated hereby and thereby, or for any other reason, directly or indirectly, relating to this Agreement; provided, further, that the Eligible Assignee or Participant or proposed Eligible Assignee or Participant may disclose any such information to the extent such disclosure is required by law or requested by any regulatory authority.

(g)                Anything in this Section 10.09 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and other obligations owing to it to any Federal Reserve Lender (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender.  No such assignment shall release the assigning Lender from its obligations hereunder.

(h)                [Intentionally Omitted].

SECTION 10.10      Severability.

    Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 10.11      Governing Law.

    This agreement shall be governed by, and construed in accordance with, the laws of the state of New York.

SECTION 10.12      Headings.

    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 10.13      Submission To Jurisdiction; Waivers.

    The Borrower hereby irrevocably and unconditionally:

(a)                submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)                agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This Section 10.13 shall not be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

SECTION 10.14      Acknowledgments.

    The Borrower hereby acknowledges:

(a)                it has been advised by counsel in the negotiation, execution and delivery of this Agreement and other Loan Documents;

(b)                neither the Administrative Agent, the Issuing Lender nor any Lender has a fiduciary relationship to the Borrower, and the relationship between the Administrative Agent, the Issuing Lender and any Lender, on the one hand, and the Borrower on the other hand, is solely that of debtor and creditor; and

(c)                no joint venture exists between the Borrower and the Administrative Agent, the Issuing Lender or any Lender.

SECTION 10.15      Waivers of Jury Trial.

    To the fullest extent permitted by Applicable Law, each of the Borrower, the Administrative Agent, the Issuing Lender and the Lenders hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein.  This Section 10.15 shall not be construed to confer a benefit upon, or grant a right or privilege to, any person other than the parties hereto.

SECTION 10.16      Confidentiality.    Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), and use it only for purposes of this Agreement, the Loan Documents and the transactions contemplated hereby and thereby, or for any other reason, directly or indirectly, relating to this Agreement, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by Applicable Law; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (vii) with the written consent of the Borrower; (viii) to the extent such Information becomes publicly available other than as a result of a breach of this Section or (ix) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower and such source is not known by the Administrative Agent or such Lender to be in violation of a duty of confidentiality; or (x) to the National Association of Insurance Commissioners or any other similar organization.

(b)         The Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments; provided, however, that information disclosed by the Administrative Agent or any Lender to any such market data collectors or similar service providers shall be of a type generally provided to such Persons in other transactions.  For the purposes of this Section 10.16, “Information” means all non-public information received from the Borrower relating to the Borrower or its business.  Notwithstanding anything herein to the contrary, Information, for purposes of this Section 10.16, shall not include, and the Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

(c)           Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Issuing Lender, the Lenders and the Participants shall promptly notify the Borrower of its receipt of any subpoena or similar process or authority, unless prohibited therefrom by the issuing Person.

SECTION 10.17       Patriot Act

    Each of the Administrative Agent, the Issuing Lender and the Lenders hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with such Act.

SECTION 10.18       Execution in Counterparts.

    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused his Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

SOUTH JERSEY INDUSTRIES, INC.

By:  ____________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as a Lender and as Issuing Lender

By:  ____________________________
Name:
Title:

SIGNATURE PAGE TO LETTER OF CREDIT REIMBURSEMENT AGREEMENT